EXHIBIT 10.1

REINSURANCE AGREEMENT

between

AMERICAN HERITAGE LIFE INSURANCE COMPANY

and

ALLSTATE LIFE INSURANCE COMPANY

RECITALS

This Reinsurance Agreement dated October 1, 2008 (hereinafter “Agreement”) is made and entered into by and between AMERICAN HERITAGE LIFE INSURANCE COMPANY, a life insurance company domiciled in the State of Florida (hereinafter “Ceding Company”) and ALLSTATE LIFE INSURANCE COMPANY, a life insurance company domiciled in the State of Illinois (hereinafter the “Reinsurer”).

WHEREAS, Ceding Company and Reinsurer desire to enter this Agreement, whereby Ceding Company will cede on a yearly renewable term basis 100% of the life insurance and supplemental benefit liabilities of the Ceding Company arising under the Policies, except for certain excluded liabilities.

NOW THEREFORE, in consideration of the above stated premises and the promises and the mutual agreements set forth below the Ceding Company and the Reinsurer agree as follows.

ARTICLE I

DEFINITIONS

Unless otherwise defined herein, as used in this Agreement the following terms shall have the meanings ascribed to them below:

A.           “Affiliate” shall mean, with respect to any person, any other person controlling, controlled by or under common control with such person.  For purposes of the foregoing, “control,” including the terms “controlling,” “controlled by” and “under common control with,” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

B.             “Annual Statement” shall mean the Ceding Company’s Life and Accident and Health Companies Annual Statement for the General Account as filed with the Florida Insurance Department.

C.             “Code” shall mean the Internal Revenue Code of 1986, as amended.

D.            “Effective Date” shall mean the effective date of this Agreement, which shall be 12:01 am on October 1, 2008.

E.              “Excluded Liabilities” shall mean liabilities ceded by Ceding Company under Third-Party Reinsurance Agreements.

F.              “Extra-Contractual Obligations” shall mean all liabilities and obligations for consequential, extra-contractual, exemplary, punitive, special or similar damages or any other amounts due or alleged to be due (other than those arising under the express terms and conditions of the Policies) which arise from any real or alleged act, error or omission, whether or not intentional, in bad faith or otherwise, including without limitation, any act, error or omission relating to: (i) the marketing, underwriting, production, issuance, cancellation or administration of the Policies; (ii) the handling of claims or disputes in connection with the Policies; or (iii) the failure to pay or the delay in payment of benefits or claims, under or in connection with the Policies.

G.             “Net Benefits” shall mean the actual amounts paid or incurred by the Ceding Company with respect to the Policies for all death benefits and payments on supplemental benefits, net of Excluded Liabilities.

H.            “Net Ceded Liabilities” shall mean any and all liabilities of the Ceding Company arising under the Policies, but shall not include Excluded Liabilities.

I.                 “Policy or Policies” shall mean the life insurance policies defined in Exhibit A which are issued or reinsured by the Ceding Company.

J.                “Third-Party Reinsurance Agreements” shall mean any written reinsurance agreements under which Ceding Company has ceded liabilities with respect to the Policies, other than this Agreement.

K.            “Net Amount at Risk” shall mean the amount calculated by subtracting the account value from death benefit of the Policy.

ARTICLE II

BASIS OF REINSURANCE

The Ceding Company agrees to cede and the Reinsurer agrees to accept Net Ceded Liabilities.

The reinsurance provided hereunder shall be on a 100% yearly renewable term basis.

ARTICLE III

LIABILITY OF REINSURER

A.                                   All of the Net Ceded Liabilities shall be reinsured pursuant to the terms of this Agreement as of the Effective Date.

B.                                     The liability of the Reinsurer with respect to Policies in force on the Effective Date will begin on the Effective Date.  The liability of the Reinsurer with respect to any application received or any contract issued after the Effective Date and reinsured hereunder will begin simultaneously with that of the Ceding Company.  The Reinsurer’s liability with respect to any Policy will terminate on the date the Ceding Company’s liability on such contract terminates.  However, termination of this Agreement will not terminate the Reinsurer’s liability for Net Benefits paid or incurred by the Ceding Company on or after the Effective Date and prior to the date of termination. If any of the Policies are reduced or terminated by payment of a death benefit, withdrawal or surrender, the reinsurance will be reduced proportionately or terminated.

C.                                     The reinsurance provided under this Agreement is subject to the same limitations and conditions as set forth in the Policies.

D.                                    Ceding Company shall not make any changes in the terms and conditions of any Policy, including, but not limited to any changes to comply with any applicable law, rule or regulation unless it has given Reinsurer written notice of any proposed change at least thirty (30) days prior to the proposed effective date.  .

E.                                      Ceding Company shall not make any changes or modifications to any of its underwriting, claims or administrative practices, procedures or systems for the Policies, nor waive or exercise any of its rights under any of the Policies unless it has given Reinsurer written notice of any proposed change at least thirty (30) days prior to the proposed effective date.

F.                                      Conversions, exchanges, or replacements of Policies shall continue to be reinsured under this Agreement so long as it is a covered plan as defined in Exhibit A.

ARTICLE IV

CLAIMS

A.                                   Except as provided below, Reinsurer shall pay its proportionate share of all Extra-Contractual Obligations.

B.                                     Reinsurer shall not be liable to pay Ceding Company for any Extra-Contractual Obligations to the extent such liabilities or obligations arise directly from and are proximately caused by the gross negligence or willful acts or omissions of Ceding Company, its agents, contractors or employees in the performance of Ceding Company’s duties and obligations under this Agreement.

In the event of a change in the amount of the Ceding Company’s liability on a Policy due to a misstatement of age or sex, the Reinsurer’s liability will be changed proportionately.

ARTICLE V

REINSURANCE PREMIUMS

The consideration to be paid to Reinsurer for life reinsurance shall be the rates shown in Exhibit B attached hereto.  The rates in Exhibit B are guaranteed for one (1) year.  After the initial one year period, the rates are guaranteed to be less than the 2001 CSO Male Composite Ultimate mortality rates.  Any increase in reinsurance premiums will be commensurate with the actual experience or reasonably expected future performance on the underlying business.

ARTICLE VI

SETTLEMENT AND REPORTING

A.            Within sixty (60) days after the end of each calendar month while this Agreement is in effect, Ceding Company shall pay to Reinsurer, with respect to the Policies, a monthly reinsurance premium in accordance with Article V.

B.            Within sixty (60) days after the end of each calendar month while this Agreement is in effect, Reinsurer shall pay to Ceding Company Net Benefits paid or incurred during the settlement period by Ceding Company with respect to the Policies.

C.            Ceding Company will provide Reinsurer with accounting reports on a time schedule determined by Reinsurer, which schedule shall be no less frequently than quarterly within fifteen (15) days following the end of each calendar quarter.  These reports will contain sufficient information about the Policies to enable the Reinsurer to prepare its quarterly and annual financial reports.

D.            Within sixty (60) days following the end of each calendar month, Ceding Company shall provide Reinsurer a list of all policies reinsured under this agreement and in force at the beginning of such calendar month.

ARTICLE VII

TAX MATTERS

With respect to this Agreement, the Ceding Company and the Reinsurer hereby make the election as set forth in Exhibit C and as provided for in section 1.848-2(g)(8) of the Treasury Regulations.  Each of the parties hereto agrees to take such further actions as may be necessary to ensure the effectiveness of such election.

ARTICLE VIII

RESERVE CREDIT

To the extent the Reinsurer becomes unadmitted, unauthorized, or unaccredited in the state of Florida, it shall take any steps necessary, pursuant to the requirements of Florida for the Ceding Company to take appropriate statutory credit for reinsurance ceded.

ARTICLE IX

OVERSIGHTS

Unintentional clerical errors, oversights, omissions or misunderstandings in the administration of this Agreement by either the Ceding Company or the Reinsurer shall not be deemed a breach of this Agreement provided the clerical error, oversight, omission or misunderstanding is corrected promptly after discovery.  Both the Ceding Company and the Reinsurer shall be restored to the positions they would have occupied had such error, oversight, omission, or misunderstanding not occurred.

ARTICLE X

INSPECTION OF RECORDS

Either party, their respective employees or authorized representatives, may audit, inspect and examine, during regular business hours, at the home office of either party, any and all books, records, statements, correspondence, reports, trust accounts and their related documents or other documents that relate to the Policies covered under this Agreement.  The audited party agrees to provide a reasonable workspace for such audit, inspection or examination and to cooperate fully and to faithfully disclose the existence of and produce any and all necessary and reasonable materials requested by such auditors, investigators, or examiners. The party performing a routine audit shall provide no less than five (5) working days advance notice to the other party. The expense of the respective party’s employee(s) or authorized representative(s) engaged in such activities will be borne solely by such party.

ARTICLE XI

INSOLVENCY

A.                                   The portion of any risk or obligation reinsured by the Reinsurer under this Agreement, when such portion is ascertained, shall be payable on demand of the Ceding Company at the same time as the Ceding Company shall pay its net retained portion of such risk or obligation, and the reinsurance shall be payable by the Reinsurer on the basis of the liability of the Ceding Company under the Policies without diminution because of the insolvency of the Ceding Company.  In the event of the insolvency of the Ceding Company and the appointment of a conservator, liquidator or statutory successor of the Ceding Company, such portion shall be payable to such conservator, liquidator or statutory successor immediately upon demand, on the basis of claims allowed against the Ceding Company by any court of competent jurisdiction or, by any conservator, liquidator or statutory successor of the Ceding Company having authority to allow such claims, without diminution because of such insolvency or because such conservator, liquidator or statutory successor has failed to pay all or a portion of any claims.  Payments by the Reinsurer as above set forth shall be made directly to the Ceding Company or its conservator, liquidator or statutory successor.

B.                                     Further, in the event of the insolvency of the Ceding Company, the liquidator, receiver or statutory successor of the insolvent Ceding Company shall give written notice to the Reinsurer of the pendency of any obligation of the insolvent Ceding Company on any Net Ceded Liability, whereupon the Reinsurer may investigate such claim and interpose at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its liquidator or statutory successor.  The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Ceding Company as part of the expenses of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

C.                                     In the event of the Reinsurer’s insolvency, any payments due the Reinsurer from the Ceding Company pursuant to the terms of this Agreement will be made directly to the Reinsurer or its conservator, liquidator, receiver or statutory successor.

ARTICLE XII

ARBITRATION

A.                                   Prior to initiation of arbitration, the Reinsurer and Ceding Company agree that they will first negotiate diligently and in good faith to agree on a mutually satisfactory resolution of any dispute.  Provided, however that if any such dispute cannot be resolved within sixty (60) days (or such longer period as the parties may agree) after written notice invoking the negotiation period of this Article is delivered by either party, the Reinsurer and the

Ceding Company agree that they will submit this dispute to arbitration as described below.

B.                                     The Reinsurer and the Ceding Company intend that any and all disputes between them under or with respect to this Agreement be resolved without resort to any litigation.  Any and all disputes or differences between the Ceding Company and the Reinsurer arising out of this Agreement, including, but not limited to, disputes or differences relating to the interpretation or performance of this Agreement, its formation or validity, or any transaction under this Agreement, whether arising before or after termination, shall be submitted to arbitration.  Arbitration shall be the sole method of dispute resolution, regardless of the insolvency of either party, unless the conservator, receiver, liquidator or statutory successor is specifically exempted from arbitration proceeding by applicable state law of the insolvency.

C.                                     Arbitration shall be initiated by the delivery of written notice of demand for arbitration (“Arbitration Notice”) by one party to another.  Such written notice shall contain a brief statement of the issue(s), remedies sought, and the failure of the parties to reach amicable agreement as provided in Paragraph A above.

D.                                    The arbitrators and umpire shall be present or former disinterested officers of life reinsurance or insurance companies other than the two parties to this Agreement or any company owned by, or affiliated with, either party.  Each party shall appoint an individual as arbitrator and the two so appointed shall then appoint the umpire.  If either party refuses or neglects to appoint an arbitrator within thirty (30) days after delivery of the Arbitration Notice, the other party may appoint the second arbitrator.  If the two arbitrators do not agree on an umpire within thirty (30) days of the appointment of the second appointed arbitrator, each of the two arbitrators shall nominate three individuals.  Each arbitrator shall then decline two of the nominations presented by the other arbitrator.  The umpire shall be chosen from the remaining two nominations by drawing lots.

E.                                      The arbitration hearings shall be held in the city in which the Reinsurer’s head office is located or any such other place as may be mutually agreed.  Each party shall submit its case to the arbitrators and umpire within one hundred and eighty (180) days of the selection of the umpire or within such longer period as may be agreed.

F.                                      The arbitration panel shall make its decision with regard to the custom and usage of the insurance and reinsurance business.  The arbitration panel shall interpret this Agreement as an honorable engagement; they are relieved of all judicial formalities and may abstain from following strict rules of law.  The arbitration panel shall be solely responsible for determining what evidence shall be considered and what procedure they deem appropriate and necessary in the gathering of such facts or data to decide the dispute.

G.                                     The decision in writing of the majority of the arbitration panel shall be final and binding upon the parties.  Judgment may be entered upon the final decision of the arbitration panel in any court having jurisdiction.

H.                                    The jointly incurred costs of the arbitration are to be borne equally by both parties.  Jointly incurred costs are specifically defined as any costs that are not solely incurred by one of the parties (e.g., attorneys’ fees, expert witness fees, travel to the hearing site, etc.).  Costs incurred solely by one of the parties shall be borne by that party.  Once the panel has been selected, the panel shall agree on one billable rate for each of the arbitrators and umpire and that sole cost shall be disclosed to the parties and become payable as a jointly incurred cost as described above.

ARTICLE XIII

PARTIES TO AGREEMENT

This Agreement is solely between the Ceding Company and the Reinsurer.    Except as otherwise provided herein, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person, and no such rights shall be conferred upon any person or entity not a party to this Agreement.  Ceding Company shall be and remain directly and solely liable to any insured, contract owner, or beneficiary under any contract reinsured hereunder.

ARTICLE XIV

DURATION OF AGREEMENT AND TERMINATION

A.                                   Duration.  This agreement will be effective as of the Effective Date, and shall terminate immediately upon Ceding Company and Reinsurer ceasing to be Affiliates.

B.                                     Termination for New Business.  This agreement may be terminated for new business by either party with sixty (60) days prior written notice.

C.                                     Recapture:  Ceding Company may recapture a proportionate share of up to 100% of the Net Ceded Liabilities by providing Reinsurer with sixty (60) days prior written notice.  Any such recapture shall apply to all Policies reinsured under this Agreement.

Reinsurer shall be liable for Net Benefits associated with recaptured amounts, as well as for other claims as specified in Article IV, for Extra-Contractual Obligations, each as incurred prior to the effective date of the recapture.

ARTICLE XV

GENERAL PROVISIONS

A.                                   Entire Agreement.  This Agreement supercedes any and all prior discussions and understandings between the parties and constitutes the entire Agreement between the Reinsurer and the Ceding Company with respect to the Policies.  There are no understandings between the parties other than as expressed in this Agreement.

B.                                     Notices.  Any notice or communication given pursuant to this Agreement must be in writing and (1) delivered personally, (2) sent by facsimile transmission, (3) delivered by overnight express, or (4) sent by registered or certified mail, postage prepaid, to such address or addresses each party may designate from time to time for receipt of notices or communications.  The initial notice addresses are as follows:

If to the Reinsurer:	Allstate Life Insurance Company
3100 Sanders Rd.
Northbrook, Illinois 60062
Attn: John Pintozzi, Chief Financial Officer
Facsimile No.: (847) 326-7315

If to the Ceding Company:	American Heritage Life Insurance Company
1776 American Heritage Life Drive
Jacksonville, Florida 32224-6688
Attention: Laura Clark, Senior Vice President
Facsimile No.: (904) 992-3125

All notices and other communications required or permitted under the terms of this Agreement that are addressed as provided in this Article XV shall: (1) if delivered personally or by overnight express, be deemed given upon delivery; (2) if delivered by facsimile transmission, be deemed given when electronically confirmed; and (3) if sent by registered or certified mail, be deemed given when received.  Any party from time to time may change its address for notice purposes by giving a similar notice specifying a new address, but no such notice shall be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

C.                                     Expenses.  Except as may be otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

D.                                    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

E.                                      Amendment.  Any modification or modification to this Agreement shall be null and void unless made by a written instrument executed by both parties hereto.

F.                                      Assignment; Bind Effect.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by either of the parties hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld, and any such assignment that is attempted without such consent shall be null and void.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

G.                                     Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of the parties hereto under this Agreement will not be materially and adversely affected thereby, (1) such provision shall be fully severable; (2) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (3) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

H.                                    Waiver.  Any term or condition of this Agreement may be waived in writing at any time by the party that is entitled to the benefit thereof.  A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach or nonfulfillment on a future occasion.  All remedies, either under the terms of this Agreement, or by law or otherwise afforded, shall be cumulative and not alternative, except as otherwise provided by law.

I.                                         Headings, etc.  The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.  Unless the context of this Agreement otherwise requires, (1) words using the singular or plural number also include the plural or singular number, respectively; (2) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereunder,” and derivative or similar words refer to this entire Agreement (including the exhibits hereto); (3) the term “Article” refers to the specified Article of this Agreement; (d) the term “Exhibit” refers to the specified Exhibit attached to this Agreement; and (e) the term “party” means, on the one hand, the Ceding Company, and on the other hand, the Reinsurer.

J.                                        Offset.  Any debits or credits incurred after the Effective Date in favor of or against either the Ceding Company or the Reinsurer with respect to this Agreement are deemed mutual debits or credits, as the case may be, and shall be set off against each other dollar for dollar.

K.                                    Compliance with Laws.  The parties hereto shall at all times comply with all applicable laws in performing their obligations under this Agreement.

L.                                      Survival. All provisions of this Agreement shall survive its termination to the extent necessary to carry out the purposes of this Agreement or to ascertain and enforce the parties’ rights or obligations hereunder existing at the time of termination.

M.                                 Calendar Days.  Unless otherwise specified, all references to “day” in this Agreement shall mean calendar days.

IN WITNESS HEREOF, the parties to this Agreement have caused it to be duly executed in duplicate by their respective officers on the dates shown below.

ALLSTATE LIFE INSURANCE COMPANY

By	/s/ Samuel H. Pilch
Samuel H. Pilch
Title	Group Vice President and Controller

Date	October 22, 2008

AMERICAN HERITAGE LIFE INSURANCE COMPANY

By	/s/ Samuel H. Pilch
Samuel H. Pilch
Title	Group Vice President

Date	October 22, 2008

EXHIBIT A

ELIGIBLE AND INELIGIBLE POLICIES

Policies reinsured under this Agreement shall include all individual life insurance policies and all group life insurance policies with the exception of group life insurance administered on the Genelco administration system.  Additional insured riders, child term riders, supplemental accidental death benefits, and supplemental accelerated benefits attached to a reinsured policy as described above shall be reinsured under this Agreement.

No credit life insurance policies shall be reinsured under this Agreement.

EXHIBIT B

REINSURANCE PREMIUM CALCULATION

Reinsurance premiums shall be calculated by multiplying the Policy’s Net Amount at Risk, the reinsurance Premium Factors, and the Underlying Table, using the insured’s attained age last birthday at the time of the calculation.

The Underlying Table is a blend of gender-specific, tobacco use-specific 2001 CSO Ultimate mortality using the following distribution as of the Effective Date:

Male Smoker:  13%

Male Non-Smoker:  39%

Female Smoker:  10%

Female Non-Smoker:  38%

Upon written notice, Reinsurer may request an update to the existing Underlying Table distribution for the purpose of calibrating to changes in the gender and tobacco use distribution of the Policies.  Prospective reinsurance premiums shall reflect the updated Underlying Table distribution.

Premium Factors

Duration	Premium Factor
1	0.71
2	0.77
3+	0.92

EXHIBIT C

TAX ELECTION

The Ceding Company and the Reinsurer hereby make an election pursuant to Treasury Regulations Section 1.848-2(g)(8).  This election shall be effective for the tax year during which the Effective Date falls and all subsequent taxable years for which this Agreement remains in effect.  Unless otherwise indicated, the terms used in this Exhibit are defined by reference to Treasury Regulations Section 1.848-2 as in effect on the date hereof.  As used below, the term “party” or “parties” shall refer to the Ceding Company or the Reinsurer, or both, as appropriate.

1.                                       The party with the Net Positive Consideration (as defined in Section 848 of the Code and related Treasury Regulations) with respect to the transactions contemplated under this Agreement for any taxable year covered by this election will capitalize specified policy acquisition expenses with respect to such transactions without regard to the general deductions limitation of Section 848(c)(1) of the Code.

2.                                       The parties agree to exchange information pertaining to the amount of Net Consideration (as defined in Section 848 of the Code and related Treasury Regulations) under this Agreement each year to ensure consistency or as is otherwise required by the Internal Revenue Service.  The exchange of information each year will follow the procedures set forth below:

(a)                                  By April 1 of each year, the Ceding Company will submit a schedule to the Reinsurer of its calculation of the Net Consideration for the preceding calendar year.  This schedule of calculations will be accompanied by a statement signed by an authorized representative of the Ceding Company stating the amount of the Net Consideration the Ceding Company will report in its tax return for the preceding calendar year.

(b)                                 Within thirty (30) days of the Reinsurer’s receipt of the Ceding Company’s calculation, the Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company in writing.  If the Reinsurer does not notify the Ceding Company that it contests such calculation within said 30-day period, the calculation will be presumed correct and the Reinsurer shall also report the Net Consideration as determined by the Ceding Company in the Reinsurer’s tax return for the preceding calendar year.

(c)                                  If the Reinsurer provides an alternative calculation of the Net Consideration pursuant to clause (b), the parties will act in good faith to reach an agreement as to the correct amount of Net Consideration within thirty (30) days of the date the Ceding Company receives the alternative calculation from the Reinsurer.  When the Ceding Company and the Reinsurer reach agreement on an amount of Net Consideration, each party shall report the applicable amount in their respective tax returns for the preceding calendar year.